Exhibit 10.8

October 12, 2020

Brandon Owens

Dear Brandon,

We are delighted to present the following offer of employment at Amesite Inc. (“Amesite or the “Company”), in the position of Director of Sales, Enterprise. In your role as Director of Sales, Enterprise, you will be responsible for high-volume sourcing of prospects and generating sales leads, and achievement of metrics as defined by the Company. This offer may be contingent upon satisfactory reference and criminal background checks.

We would like to you join us on 11/02/2020.

This letter and accompanying enclosure will summarize important details of matters pertaining to your employment.

Compensation Your base salary will be $130,000 annually less payroll deductions and required taxes and withholdings and will be paid bi-monthly. Your performance and compensation will be reviewed according to the Company’s employee compensation policies. This is a full-time, exempt position, and you are expected to work within core business hours as defined by your Manager.

Accounts You will have ownership of accounts that you generate and others as designated by the Company. In order for you to be eligible to receive commissions (as set forth in this letter) based on accounts you generate; such accounts must be documented in advance writing with the Director of People.

Bonus You will be eligible for a bonus (“Bonus”) of up to $125,000 after closing first- year sales contracts with your accounts having combined value of collected amounts greater than $1,000,000. Such bonus will be payable in cash, conditioned upon achievement of the milestone in the previous sentence if on or before November 2, 2021, you provide satisfactory submission of sales contracts with a total first-year value of $1,000,000.

If you leave or are separated from employment by the Company for any reason, you are not entitled to commissions from sales that resulted in payments to the Company that occurred after your last day of employment

Commission In addition to the base salary and Bonus, you shall be eligible to receive commissions on sales revenues on accounts generated by you or assigned to you by the Company before the end of the Company’s fiscal year on June 30, 2021 (each, a “Commission”). Specifically, you will be eligible to earn Commission payments as follows:

SALES REVENUES	% SALES	AMOUNT OF COMMISSION
>$1MM	10%	10% of sales revenues, up to a maximum Commission of $100,000
$1MM-$2MM	12%	12% of sales revenue, up to a maximum Commission of $120,000
>$2MM	15%	15% of sales revenue without limitation on the amount of the Commission payable

Commissions will be paid no later than sixty (60) days after sales revenues are received by the Company in full. You shall only be eligible to receive a Commission if you are employed by the Company in good standing on, and have not given notice of your resignation from, the Company prior to the date any Commission is paid. Accordingly, any Commission will not be deemed “earned” until the date that it is paid. Any Commissions paid to employee will be subject to all applicable taxes and deductions. The Company reserves the right to determine, in its sole and absolute discretion, to whom to assign primary responsibility for generating sales revenue on any account.

Option Grants: Upon approval by Company’s Board of Directors, you will receive a grant to purchase up to 20,000 shares of the Company’s common stock under the Company’s 2018 Equity Incentive Plan. Such options shall vest 25% upon the one- year anniversary of your employment and the balance shall vest monthly thereafter over 36 months.

Benefits: Amesite offers a full range of benefits for you and your qualified dependents. A presentation of our benefits program will be given to you during your first week of employment. This information will be also available on-line on the terms and conditions included in the Terms and Conditions Agreement (TCA) each new employee must accept in order to access an on-line self-service portal provided to our employees. This offer of employment is contingent upon you fulfilling each of the following terms:

Acknowledgement of Company Handbook and Confidentiality Agreement: As an Amesite employee, you are required to follow its rules and regulations. Therefore you will be required to acknowledge in writing that you have read the Amesite employee handbook and sign and comply with the attached Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), which prohibits, among other things, the unauthorized use or disclosure of Amesite’s confidential and proprietary information. In order to retain necessary flexibility in the administration of its policies and procedures, Amesite reserves the right to change or revise its policies, procedures, and benefits at any time.

Required Documentation To comply with the government-mandated confirmation of employment eligibility, you will be provided with an I-9 Form and “Lists of Acceptable Documents” as approved by the United States Department of Justice for establishing identity and employment eligibility. Please bring the required I-9 documents with you on your first day of employment; failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment. Additional new hire forms will be given to you for completion on your first day of work.

At Will Employment As previously described in this letter, your employment is at-will. That means that you or the Company may terminate your employment at any time, with or without cause and with or without prior notice.

This offer letter, together with the TCA and your Proprietary Information Agreement, forms the complete and exclusive agreement as to your employment with Amesite. It supersedes any other agreements or promises made to you by anyone, whether oral or written, regarding your employment with Amesite. Changes to the terms of this letter require a prior written modification signed by an authorized employee of Amesite.

If you wish to accept employment at Amesite under the terms described above, please sign and date this letter and the Proprietary Information Agreement and return them to me by End of Business on 10/14/2020. Please retain copies for your records.

Brandon, we are excited that you are joining us at Amesite and welcome you to the team, and to our mission of improving the way the world learns. If you have any questions, please feel free to contact Mike Smiley, Director of People, at smiley@amesite.com.

Sincerely,

/s/ Ann Marie Sastry
Ann Marie Sastry
CEO

I understand and accept the terms of this employment offer.

/s/ Brandon Owens
Brandon Owens

10/13/2020
Date

11/02/2020
Requested Start Date

cc: HR

November 24, 2021

Brandon Owens

Dear Brandon,

We are pleased to offer you a promotion to Senior Sales Director.

In this role, you will report to the Chief Executive Officer. Your salary will be increased to an annual rate of $150,000 commencing on Monday, November 29, 2021, less payroll deductions and required taxes and withholdings, and will be paid bi-weekly.

All other terms and conditions of your employment remain unchanged.

Please sign this letter if you agree to these terms. If you have any questions, please feel free to contact Mike Smiley, Director of People, at smiley@amesite.com.

Sincerely,

/s/ Ann Marie Sastry
Ann Marie Sastry
CEO

I acknowledge receipt and accept the terms of this employment offer.

/s/ Brandon Owens	11/24/2021
Brandon Owens	Date